EXHIBIT 99.1

For Immediate Release

February 24, 2021

Company Contact: Ryan M. Albano EVP and Chief Financial Officer ryan.albano@broadstone.com 585.287.6498

Broadstone Net Lease Announces Fourth Quarter and Full Year 2020 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL), an internally-managed real estate investment trust (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter and year ended December 31, 2020.

FOURTH QUARTER 2020 HIGHLIGHTS

-	Invested $100.3 million in 19 properties at a weighted average initial cash cap rate of 6.9%.
-	Collected 98.8% of base rents due for the fourth quarter, and 99.8% and 99.7% of base rent due in January 2021 and February 2021, respectively.
-	Generated net income of $17.6 million, or $0.11 per share.
-	Ended the quarter with total outstanding debt of $1.5 billion, Net Debt of $1.4 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.15x.
-	Received initial credit rating of ‘BBB’ with stable outlook from S&P in January 2021.
-	Generated AFFO of $46.9 million, or $0.30 per share.
-	Declared a quarterly dividend on February 19, 2021, of $0.25 per share to shareholders of record as of March 31, 2021.

FULL YEAR 2020 HIGHLIGHTS

-	Raised $588.3 million in net proceeds from our initial public offering (“IPO”) inclusive of the underwriters’ partial exercise of their overallotment option.
-	IPO proceeds used to repay $456.7 million of outstanding borrowings (including accrued interest), significantly reducing our leverage, and to partially fund our acquisitions during the fourth quarter.
-	Refinanced our unsecured revolving credit facility, which increased our capacity to $900.0 million and extended our debt maturity profile, providing ample liquidity and financial flexibility.
-	Generated net income of $56.3 million, or $0.44 per share.
-	Generated AFFO of $181.1 million, or $1.41 per share.

MANAGEMENT COMMENTARY

“I’m extremely proud of the BNL team’s accomplishments during a highly dynamic and challenging year. Our strong performance through the COVID-19 pandemic, ranking among the best collection rates in the net lease space, is a testament to the benefits of our thoughtfully constructed and highly diversified portfolio of net leased properties,” said Chris Czarnecki, BNL’s Chief Executive Officer. “2020 provided us with an opportunity to not only cycle test our portfolio, but to simultaneously rebalance our capital stack, strengthen our leverage and liquidity profile, and emerge well positioned to continue executing on our growth strategy throughout 2021.”

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Revenues	$82,291	$84,931	$321,637	$298,815

Net income, including non-controlling interests	$17,619	$27,712	$56,276	$85,114
Net earnings per share	$0.11	$0.25	$0.44	$0.83

FFO	$44,198	$45,399	$192,981	$167,470
FFO per share	$0.28	$0.41	$1.50	$1.63

AFFO	$46,894	$41,572	$181,095	$149,197
AFFO per share	$0.30	$0.38	$1.41	$1.45

Diluted Weighted Average Shares Outstanding	155,956	109,889	128,799	102,865

FFO, AFFO, Net Debt, and Annualized Adjusted EBITDAre are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures on pages eight through eleven of this press release.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2020, we owned a diversified portfolio of 640 individual net leased commercial properties located in 41 U.S. states and one property located in British Columbia, Canada, and comprising approximately 28.2 million rentable square feet of operational space. As of December 31, 2020, all but eight of our properties were subject to a lease, and our properties were occupied by 181 different commercial tenants, with no single tenant accounting for more than 2.5% of ABR. Properties under leases represent 99.2% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases, pursuant to leases on properties in the portfolio as of December 31, 2020, was 2.1%.

During the fourth quarter, we invested $100.3 million, excluding capitalized acquisition costs, in 19 properties at a weighted average initial cash cap rate of 6.9%. The acquisitions included properties in industrial, quick-service restaurant, healthcare, and select retail asset classes located across 10 states with a weighted average initial lease term and minimum annual rent increases of 14.4 years and 1.9%, respectively. The acquisitions were funded using cash on hand. BNL continues to build and evaluate a robust pipeline of potential investment opportunities predominantly focused on industrial, healthcare, quick-service restaurant, and select retail property sectors.

During the fourth quarter, we sold six properties for net proceeds of $22.7 million, recognizing a gain over carrying value and original purchase price of $5.3 million and $0.9 million, respectively. The weighted average capitalization rate realized on the tenanted properties was 9.5%. For the year ended December 31, 2020, we sold 24 properties representing approximately 1.9% of our December 31, 2019 portfolio value, for net proceeds of $77.5 million, and recognized a gain over carrying value and original purchase price of $15.0 million and $3.3 million, respectively. The weighted average capitalization rate realized on tenanted properties was 7.7%.

As of December 31, 2020, our portfolio was 99.2% leased. During the year, we successfully re-leased six properties with existing tenants whose lease terms were set to expire, re-leased eight properties with new tenants, sold three vacant properties, and subsequent to year end we successfully re-tenanted the largest of four remaining properties previously leased to Art Van under a new long-term lease.

RENT COLLECTION UPDATE

During 2020, we granted partial rent relief to 15 tenants, which included the partial deferral of payment of rent with 14 tenants, and a partial abatement of rent with one tenant. As of December 31, 2020, all deferral periods have ended, and the balance of rent deferrals yet to be repaid was less than $1 million. The abatement period ended in January 2021. As of December 31, 2020, the following chart summarizes our fourth quarter rent collections:

	October	November	December	Q4
Base Rent Received	98.7%	98.4%	99.1%	98.8%
Base Rent Abated	1.3%	1.3%	0.6%	1.0%
Uncollected Rent	0.0%	0.3%	0.3%	0.2%
Total	100.0%	100.0%	100.0%	100.0%

Rent collections have remained strong during the first quarter of 2021 to date. As of the date of this release, we collected 99.8% and 99.7% of contractual base rents due for January 2021 and February 2021, respectively.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

On January 21, 2021, we announced that S&P Global Ratings (“S&P”) assigned the Company an initial credit rating of 'BBB' with a stable outlook. The credit rating will reduce the applicable margin on our $965 million of existing bank loans by 25 basis points beginning in February 2021, will reduce the applicable margin on future borrowings under our Revolving Credit Facility by 20 basis points, and will expand our access to a diverse set of advantageous funding sources.

At December 31, 2020 our Net Debt was approximately $1.4 billion, providing a Net Debt to Annualized Adjusted EBITDAre ratio of 5.15x. We intend to maintain a leverage target of less than 6.0x on a Net Debt to Annualized Adjusted EBITDAre basis.

In the fall of 2020, we completed our IPO of 37 million shares of our Class A Common Stock, inclusive of the underwriters’ partial exercise of their overallotment option. Total net proceeds from the IPO were approximately $588.3 million, after deducting underwriting discounts and commissions and other estimated expenses. We used the net proceeds to repay in full the $240.2 million outstanding balance and accrued interest on an unsecured term loan that had been due in 2021, as well as to repay in full the $216.5 million outstanding balance and accrued interest on our revolving credit facility.

On September 21, 2020, we replaced our former $600 million unsecured revolving credit facility with a $900 million unsecured revolving credit agreement (“Revolving Credit Agreement”), and executed amendments to our remaining outstanding senior unsecured term loans to conform certain provisions of those respective term loan agreements. The Revolving Credit Agreement matures in September 2023 and provides for two six-month extensions at our election, subject to certain customary conditions. As of December 31, 2020, there were no outstanding borrowings under the Revolving Credit Agreement.

DISTRIBUTIONS

At its February 19, 2021 meeting, our board of directors declared a $0.25 distribution per common share and OP Unit to stockholders and OP Unit holders of record as of March 31, 2021, payable on or before April 15, 2021.

2021 GUIDANCE

For 2021, the Company expects to report AFFO of between $1.27 and $1.33 per diluted share, based on the following key assumptions:

(i)	investments in real estate properties between $450 million and $550 million;

(ii)	dispositions of real estate properties between $50 million and $100 million; and

(iii)	total cash general and administrative expenses between $32 million and $35 million.

AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year. The Company does not provide guidance on net income due to the difficulty in quantifying and reconciling items such as the gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter in size, timing, and significance.

CONFERENCE CALL AND WEBCAST

The company will host its fourth quarter earnings conference call and audio webcast on Thursday, February 25, 2021, at 1:00 p.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://services.choruscall.com/links/bnl210225.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call. International callers may dial 1-412-542-4109, and Canadian participants may dial 1-855-669-9657.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call, please visit: http://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of December 31, 2020, BNL’s diversified portfolio consisted of 640 properties in 41 U.S. states and one property in Canada across the industrial, healthcare, restaurant, office, and retail property types, with an aggregate gross asset value of approximately $4.0 billion.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our 2021 guidance, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties will be described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which BNL expects to file with the SEC on February 25, 2021, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, Adjusted Funds from Operations, or AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2020	2019
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,354,511	$3,415,400
Accounted for using the direct financing method	29,066	41,890
Accounted for using the sales type method	567	—
Investment in rental property, net	3,384,144	3,457,290
Cash and cash equivalents	100,486	12,455
Accrued rental income	102,117	84,534
Tenant and other receivables, net	1,604	934
Prepaid expenses and other assets	22,277	12,613
Interest rate swap, assets	—	2,911
Goodwill	339,769	—
Intangible lease assets, net	290,913	331,894
Debt issuance costs – unsecured revolving credit facility, net	6,435	2,380
Leasing fees, net	10,738	12,847
Total assets	$4,258,483	$3,917,858

Liabilities and equity
Unsecured revolving credit facility	$—	$197,300
Mortgages and notes payable, net	107,382	111,793
Unsecured term notes, net	1,433,796	1,672,081
Interest rate swap, liabilities	72,103	24,471
Earnout liability	7,509	—
Accounts payable and other liabilities	74,936	37,377
Accrued interest payable	4,023	3,594
Intangible lease liabilities, net	79,653	92,222
Total liabilities	1,779,402	2,138,838

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 440,000 shares authorized,108,609 shares issued and outstanding at December 31, 2020; 320,000 shares authorized, 104,006 shares issued and outstanding at December 31, 2019	27	26
Class A common stock, $0.00025 par value; 60,000 shares authorized, 37,000 shares issued and outstanding at December 31, 2020; no shares authorized, issued or outstanding at December 31, 2019	9	—
Additional paid-in capital	2,624,997	1,895,935
Cumulative distributions in excess of retained earnings	(259,673)	(208,261)
Accumulated other comprehensive (loss) income	(66,255)	(20,086)
Total Broadstone Net Lease, Inc. stockholders’ equity	2,299,105	1,667,614
Non-controlling interests	179,976	111,406
Total equity	2,479,081	1,779,020
Total liabilities and equity	$4,258,483	$3,917,858

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenues
Lease revenues, net	$82,291	$84,931	$321,637	$298,815

Operating expenses
Depreciation and amortization	30,182	30,829	132,685	108,818
Asset management fees	—	5,815	2,461	21,863
Property management fees	—	2,338	1,275	8,256
Property and operating expense	4,986	4,493	17,478	15,990
General and administrative	9,232	1,649	27,988	5,456
Provision for impairment of investment in rental properties	1,678	—	19,077	3,452
Total operating expenses	46,078	45,124	200,964	163,835

Other income (expenses)
Interest income	4	3	24	9
Interest expense	(17,123)	(21,509)	(76,138)	(72,534)
Cost of debt extinguishment	(3)	—	(417)	(1,176)
Gain on sale of real estate	5,260	13,142	14,985	29,914
Income taxes	141	(1,262)	(939)	(2,415)
Internalization expenses	(182)	(2,463)	(3,705)	(3,658)
Change in fair value of earnout liability	(6,706)	—	1,800	—
Other income (expenses)	15	(6)	(7)	(6)
Net income	17,619	27,712	56,276	85,114
Net income attributable to non-controlling interests	(1,357)	(1,778)	(5,095)	(5,720)
Net income attributable to Broadstone Net Lease, Inc.	$16,262	$25,934	$51,181	$79,394

Weighted average number of common shares outstanding
Basic	143,916	102,941	117,150	95,917
Diluted	155,956	109,889	128,799	102,865
Net earnings per common share
Basic and diluted	$0.11	$0.25	$0.44	$0.83

Comprehensive income
Net income	$17,619	$27,712	$56,276	$85,114
Other comprehensive income
Change in fair value of interest rate swaps	9,222	14,810	(50,544)	(37,372)
Realized gain on interest rate swaps	(41)	(42)	(166)	(205)
Comprehensive income	26,800	42,480	5,566	47,537
Comprehensive income attributable to non-controlling interests	(2,064)	(2,721)	(554)	(3,036)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$24,736	$39,759	$5,012	$44,501

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months and years ended December 31, 2020 and 2019. Also presented is the weighted average number of shares of our common stock and OP units used for the diluted per share computation:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Net income	$17,619	$27,712	$56,276	$85,114
Real property depreciation and amortization	30,161	30,829	132,613	108,818
Gain on sale of real estate	(5,260)	(13,142)	(14,985)	(29,914)
Provision for impairment on investment in rental properties	1,678	—	19,077	3,452
FFO	$44,198	$45,399	$192,981	$167,470
Capital improvements / reserves	—	—	1,662	(97)
Straight line rent adjustment	(5,125)	(6,061)	(19,831)	(21,943)
Adjustment to provision for credit losses	(6)	—	(148)	—
Cost of debt extinguishment	3	—	417	1,176
Amortization of debt issuance costs	917	924	3,445	2,685
Amortization of net mortgage premiums	(36)	(35)	(142)	(143)
Gain on interest rate swaps and other non-cash interest expense	(41)	(42)	(166)	(205)
Amortization of lease intangibles	(1,150)	(1,082)	(1,118)	(3,410)
Internalization expenses	182	2,463	3,705	3,658
Stock-based compensation	1,193	—	1,989	—
Severance	68	—	94	—
Change in fair value of earnout liability	6,706	—	(1,800)	—
Other (income) expenses	(15)	6	7	6
AFFO	$46,894	$41,572	$181,095	$149,197
Diluted WASO(1)	155,956	109,889	128,799	102,865
Net earnings per share(2)	$0.11	$0.25	$0.44	$0.83
FFO per share(2)	0.28	0.41	1.50	1.63
AFFO per share(2)	0.30	0.38	1.41	1.45

1 Excludes 341 and 139 weighted average shares of unvested restricted common stock for the three months and year ended December 31, 2020, respectively.

2 Excludes $85 and $131 from the numerator for the three months and year ended December 31, 2020, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, the change in fair value of our earnout liability, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, stock-based compensation, severance, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals were probable of collection and expected to be repaid within a short term, we continued to recognize the same amount of GAAP lease revenues each period. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19 did not impact our AFFO.

We further exclude the change in fair value of our earnout liability, costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, internalization expenses, stock-based compensation and severance, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and, in response to such standardization, we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2020 and 2019:

	For the Three Months Ended December 31,
(in thousands)	2020	2019
Net income	$17,619	$27,712
Depreciation and amortization	30,182	30,829
Interest expense	17,123	21,509
Income taxes	(141)	1,262
EBITDA	$64,783	$81,312
Provision for impairment of investment in rental properties	1,678	—
Gain on sale of real estate	(5,260)	(13,142)
EBITDAre	$61,201	$68,170
Adjustment for current quarter acquisition activity (1)	1,703	346
Adjustment for current quarter disposition activity (2)	(318)	(1,015)
Adjustment to exclude non-recurring expenses (income) (3)	182	2,463
Adjustment to exclude change in fair value of earnout liability	6,706	—
Adjustment to exclude write-off of accrued rental income	242	—
Adjusted EBITDAre	$69,716	$69,964
Annualized EBITDAre	$244,805	$272,680
Annualized Adjusted EBITDAre	$278,867	$279,856

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amounts represent expenses directly associated with the Internalization.

	As of December 31,
(in thousands)	2020	2019
Debt
Mortgages and notes payable, net	$107,382	$111,793
Unsecured term notes, net	1,433,796	1,672,081
Revolving Credit Facility	—	197,300
Debt issuance costs	6,489	8,277
Gross Debt	1,547,667	1,989,451
Cash and cash equivalents	(100,486)	(12,455)
Restricted cash	(10,242)	(7,856)
Net Debt	$1,436,939	$1,969,140
Net Debt to Annualized EBITDAre	5.87x	7.22x
Net Debt to Annualized Adjusted EBITDAre	5.15x	7.04x

We define Net Debt as gross debt (total reported debt plus deferred financing costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.